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                                                                       EXHIBIT 5

                                 May 16, 1995

Butler International, Inc.
110 Summit Avenue
Montvale, NJ 07645

Ladies and Gentlemen:


        This opinion is delivered to you in connection with the registration statement on Form S-3 ("Form S-3") of Butler International, Inc. (the "Company") to be filed with the Securities and Exchange Commission in connection with the sale, by the Selling Security Holders, of 150,000 shares of common stock, par value $.001 per share (the "Shares").

        In rendering our opinion, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        Based on the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinon as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        /s/ McBreen, McBreen & Kopko
                                        McBreen, McBreen & Kopko